Exhibit 99

                                                           FOR IMMEDIATE RELEASE


CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES THIRD QUARTER 2006 EARNINGS

ORANGEBURG, South Carolina, November 1, 2006 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $1,201,000 or $.27 per diluted share for the quarter ended September 30, 2006 compared to $582,000 or $.13 per diluted share for the quarter ended September 30, 2005, an increase of $619,000.

Community Bankshares Inc., also announced consolidated net income of $3,775,000 or $.84 per diluted share for the nine months ended September 30, 2006 compared to $3,493,000 or $.78 per diluted share for the nine months ended September 30, 2005, an increase of $282,000 or 8.1%.

Samuel L. Erwin, Community Bankshares Inc.'s CEO, stated, "We are glad to report that our third quarter earnings are more than double the same quarter last year as a result of a decreased loan loss provision. In addition, earnings for the nine month period are up, slightly over 8%."

Erwin continued, "Over the past two years we have made significant improvements to our infrastructure, staffing, and risk management processes. We have also made significant progress in the identification, measurement, management and
mitigation  of  our  problem  loans.   These  have  been  costly  but  necessary
investments in our future. Further, earlier this month we consummated our decision to consolidate our four bank charters into a single bank charter. We believe this action will make us a more efficient and effective bank. The charter merger also coincided with a major change and improvement in our management information system."

Erwin concluded, "We believe that these improvements will help us grow, improve and enhance shareholder value in the coming quarters and years. We also believe they will help Community Bankshares and its banking subsidiary, Community Resource Bank, to be among the premier community banking organizations in the nation."

Consolidated assets for Community Bankshares totaled $560.9 million at September 30, 2006 compared to $556.8 million at December 31, 2005, an increase of $4.1 million or 0.7%. For the same periods, gross loans totaled $412.1 million compared to $414 million, a decrease of $1.9 million or 0.4%. For the same periods, deposits totaled $470.8 million compared to $464.2 million, an increase of $6.6 million or 1.4%.

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for Community Resource Bank
N. A. and Community Resource Mortgage, Inc.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings and profitability, adequacy of the allowance for loan losses, the probability of future large provisions to the allowance for loan losses, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, changes in the economic circumstances of borrowers, deteriorations of the economies of the markets in which the company's customers are located, and uncertainties associated with the development of technology. Investors are directed to the company's 2005 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.


                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (unaudited) (Amounts in
                        thousands, except per share data)

                                                                      Nine months ended Sept. 30,            Quarter ended Sept. 30,
                                                                      ---------------------------            -----------------------
Income statement summary                                                 2006              2005              2006             2005
                                                                         ----              ----              ----             ----
Net interest income ........................................           $16,138           $15,783           $ 5,544           $ 5,475
Provision for loan losses ..................................             1,955             3,335               665             2,300
Noninterest income .........................................             5,952             5,817             1,958             2,186
Noninterest expense ........................................            14,165            12,793             4,906             4,449
Income tax expense .........................................             2,195             1,979               730               330
Net income after taxes .....................................             3,775             3,493             1,201               582
Basic earnings per common share:
     Average shares ........................................             4,429             4,399             4,439             4,404
     Earnings per share ....................................           $  0.85           $  0.79           $  0.27           $  0.13
Diluted earnings per common share:
     Average shares ........................................             4,500             4,499             4,518             4,502
     Earnings per share ....................................           $  0.84           $  0.78           $  0.27           $  0.13
Cash dividends per share ...................................           $  0.33           $  0.30           $  0.11           $  0.10

                                            Sept. 30,      Dec. 31,     Sept.30,
Balance Sheet summary                         2006           2005         2005
                                              ----           ----         ----
Gross loans ..........................      $412,106      $413,984      $414,290
Total assets .........................       560,939       556,836       551,580
Total deposits .......................       470,817       464,209       455,298
Shareholders' equity .................        51,851        48,992        52,121
Common shares outstanding ............         4,442         4,404         4,404
Book value per share .................      $  11.67      $  11.12      $  11.83